Exhibit 99.1

Matinas BioPharma Appoints Dominick DiPaolo as Senior Vice President of Quality and Regulatory Compliance

Bedminster, NJ (April 18, 2017) – Matinas BioPharma Holdings, Inc. (NYSE MKT: MTNB), a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications, announced today that it has appointed Dominick DiPaolo as Senior Vice President of Quality and Regulatory Compliance.

Mr. DiPaolo has extensive experience in the pharmaceutical industry, both domestically and internationally. Mr. DiPaolo joins the Matinas team having most recently served as the Senior Vice President of Quality, Compliance and Regulatory Affairs at Cyalume Technologies, a diversified pharmaceutical and medical device company.

Roelof Rongen, Chief Executive Officer of Matinas stated, “We are excited to welcome Dominick to the Matinas executive team. His broad pharmaceutical experience and expertise in the areas of quality and regulatory compliance will prove to be invaluable as we continue to drive our clinical development and regulatory strategies forward for our lead programs, MAT2203 and MAT2501, and work to build out our internal formulation and manufacturing capabilities.”

Mr. DiPaolo has previously served as Senior Vice President of Quality, Compliance and Regulatory Affairs at Tris Pharma, a specialty pharmaceutical company of both branded and generic products. Prior to his time at Tris Pharma, he served as Vice President of Quality and Regulatory for G&W Laboratories, a niche pharmaceutical company. Earlier in his career, he held various senior quality positions at Barr Laboratories, Pfizer Inc., Novartis, Hoffmann-La Roche and Johnson & Johnson. Mr. DiPaolo is both a Certified Quality Engineer (“CQE”) as well as a Certified Quality Auditor (“CQA”) from the American Society for Quality.

“I am thrilled to be joining Matinas at such an exciting time for the Company. I believe that the Company’s proprietary cochleate technology platform has the potential to provide an innovative and effective solution for both patients and physicians across a number of therapeutic areas, and I look forward to working with the team to unlock the potential I believe Matinas has for developing safer, more tolerable, less toxic, and orally bioavailable drugs,” commented Mr. DiPaolo.

Mr. DiPaolo earned his B.S. in Biotechnology and Microbiology from Rutgers University in New Brunswick, New Jersey and completed his graduate course work in Microbiology at Seton Hall University in South Orange, New Jersey.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications. The Company's proprietary, disruptive technology utilizes lipid-crystal nano-particle cochleates to nano-encapsulate existing drugs, making them safer, more tolerable, less toxic and orally bioavailable.

The Company's lead anti-infective product candidates, MAT2203 and MAT2501, position Matinas BioPharma to become a leader in the safe and effective delivery of anti-infective therapies utilizing its proprietary lipid-crystal nano-particle cochleate formulation technology. For more information, please visit www.matinasbiopharma.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward Looking Statements: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company's strategic focus and the future development of its product candidates, including MAT2203 and MAT2501, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as "expects," "anticipates," "intends," "plans," "could," "believes," "estimates" and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Qualified Infectious Disease Product (QIDP), Orphan and/or Fast Track designations for MAT2203 and MAT2501, which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; our ability to protect the Company's intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company's products; and the other factors listed under "Risk Factors" in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma's product candidates are all in a development stage and are not available for sale or use.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Source: Matinas BioPharma Holdings, Inc.

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